Exhibit 16.1

August 7, 2015

Securities and Exchange Commission

100 F Street, NW

Washington, D.C. 20549

Re:         GrowLife, Inc.

We have read the statements included under Item 4.01 of Form 8-K to be filed by GrowLife, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm. The Company owes our firm for fees significantly past due of $8,205.41 comprised of $6,292 for services performed in April 2014 and the balance for our out of pocket expenses pertaining to travel for our staff in December 2014.

Very truly yours,

/s/ Anton and Chia, LLP

Anton and Chia, LLP

Newport Beach, CA 92660